Exhibit 10.6

BUCKEYE PARTNERS, L.P.
ANNUAL INCENTIVE COMPENSATION PLAN
(As Amended and Restated, Effective As Of January 1, 2018)

ANNUAL INCENTIVE COMPENSATION PLAN
Buckeye Partners, L.P., a Delaware limited partnership, hereby establishes the Buckeye Partners, L.P. Annual Incentive Compensation Plan, as amended and restated, effective as of January 1, 2018. The Plan permits annual discretionary cash awards to Employees, based upon the level of the achievement of Performance Goals and Individual Performance. The Plan shall remain in effect until terminated as herein provided.

ARTICLE I PLAN PURPOSES

The purpose of the Plan is to provide discretionary annual incentive awards to Employees based upon the level of attainment of the Partnership’s Performance Goals and the Employee’s Individual Performance.

ARTICLE II     DEFINITIONS
The terms defined in this Article II shall, for all purposes of this Plan, have the meanings herein specified, unless the context expressly, or by necessary implication, requires otherwise:

2.1	“Actual Award” shall mean the actual dollar amount paid out of the Actual Award Pool to an Employee under the Plan.

2.2	“Actual Award Pool” shall mean the aggregate annual incentive pool available to the Administrator for making Actual Awards as determined pursuant to Section 6.1.

2.3
“Administrator” shall mean the Committee for the general administration of the Plan, including the establishment and determinations with respect to Performance Goals and all determinations regarding Actual Awards to Executive Officers. The Chief Executive Officer of the General Partner or his designee shall be the Administrator with respect to Actual Awards to non-Executive Officers.

2.4
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Securities Exchange Act of 1934, as amended. Any reference to an Affiliate in this Plan shall include an Affiliate of the Partnership or the General Partner, as applicable, including Buckeye Pipe Line Services Company.

2.5	“Board” shall mean the Board of Directors of the General Partner.

2.6
“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulations under such section.

Exhibit 10.6

2.7	“Committee” shall mean the Compensation Committee of the Board, or such other committee as determined by the Board.

2.8
“Employee” shall mean, unless otherwise determined by the Administrator, a regular full-time exempt or non-exempt employee of the Partnership, General Partner or Affiliate; provided, however, that an Employee shall not include any individual (a) whose terms of employment are governed by a collective bargaining agreement, or (b) characterized as a "leased employee" within the meaning of Code Section 414. Notwithstanding the foregoing, if an individual is engaged in a non-employee status (including, but not limited to, as an independent contractor, an individual being paid through an employee leasing company or other third party agency) and is subsequently reclassified by the Partnership, General Partner, Affiliate, the Internal Revenue Service, or a court as an employee for payroll purposes, such individual, for purposes of the Plan, shall be deemed an Employee from the actual (and not the effective) date of such reclassification, unless expressly provided otherwise by the Partnership, General Partner or Affiliate.

2.9
“Executive Officers” shall mean the executive officers of the Partnership, General Partner or Affiliate as defined in Rule 3b-7 of the Exchange Act and as determined by the Administrator in its sole discretion.

2.10
“Performance Goals” shall mean the goals established by the Administrator based on one or more financial criteria, including, but not limited to, the following: Adjusted EBITDA, EBITDA, unit price, earnings per unit, net earnings, operating earnings, total capital spending, maintenance capital spending, return on assets, total unit holder return, return on equity, growth in assets, cash flow, market share, distribution growth, distributable cash flow, distributable cash flow per unit, relative performance to a comparison group, or strategic business criteria, including, but not limited to, meeting specified revenue goals, business expansion goals, cost targets, goals relating to acquisitions or divestitures, safety, operational incident and environmental goals and standards.

2.11	“General Partner” means Buckeye GP LLC, a Delaware limited liability company, and any successor thereto.

2.12
“Individual Performance” shall mean each Employee’s work performance during the Performance Period which may be assessed by the Administrator based on one or more criteria, including, but not limited to: personal or team performance and measures such as teamwork, interpersonal skills, communication skills, employee development, project management skills, and leadership, or individual or team business objectives such as performance versus budget and attainment of safety, operational incident and environmental standards.

2.13	“Participant” shall mean an Employee who meets the eligibility requirements of Section 4.1 and is awarded an Actual Award under the Plan.

Exhibit 10.6

2.14	“Partnership” means Buckeye Partners, L.P., a Delaware limited partnership, and any successor thereto.

2.15	“Performance Period” shall mean the Plan Year or any other period designated by the Administrator with respect to which performance of the Company, Employees, or both, is measured.

2.16	“Plan” shall mean the Buckeye Partners, L.P. Annual Incentive Compensation Plan, or if hereafter amended or supplemented, as so amended or supplemented.

2.17	“Plan Year” shall mean the calendar year.

2.18	“Target Award Level” shall mean the target incentive amount for each Employee as determined by the Administrator in its sole discretion.

2.19	“Target Award Pool” shall mean the Target Award Pool established by the Administrator pursuant to Section 5.3.
ARTICLE III     CONSTRUCTION

3.1
Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine, and the feminine pronoun whenever used in the Plan shall include the masculine, in each case as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

3.2	Captions. The captions to the articles and sections of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

3.3
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

3.4
Controlling Law. The Plan and all related documents shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or companies who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

3.5
No Right to Employment. This Plan does not confer nor shall it be construed as creating an express or implied contract of employment between any Employee and the Partnership, General Partner or Affiliate or other party. Nothing in the Plan shall interfere with or limit in any way the right of the Partnership, General Partner or Affiliate to terminate any Employee’s employment at any time, nor confer upon any

Exhibit 10.6

Employee any right to continue in the employment of the Partnership, General Partner or Affiliate.
ARTICLE IV     ELIGIBILITY AND PARTICIPATION

4.1
Eligibility. Except to the extent determined otherwise in accordance with Section 4.3, in order to be eligible to participate in the Plan for a Performance Period, an individual must be (a) an Employee; (b) hired before the commencement of the last quarter of the Performance Period; (c) employed on the last day of the Plan Year and (d) employed on the date an Actual Award is paid as set forth herein.

4.2	No Right to Participation. No Employee shall have a right to participate in the Plan, regardless of prior participation in the Plan.

4.3
Status Change During Performance Period. Unless otherwise determined by the Administrator in its sole discretion, an Employee shall be ineligible to receive an Actual Award if the Employee is not employed on the date an Actual Award is paid pursuant to Section 7.1.

4.4
Leave of Absence. Unless the Administrator determines otherwise, except when leave is taken under the Family and Medical Leave Act of 1993 ("FMLA"), the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"), or the reasonable accommodation provisions of the Americans with Disabilities Act of 1990, as amended ("ADA") (or equivalent state or local laws), or is otherwise prohibited by any applicable law, an Employee on paid or un-paid leave for more than ninety (90) days during any Plan Year shall be ineligible for an Actual Award for that Plan Year.

ARTICLE V     ESTABLISHMENT OF PERFORMANCE GOALS AND SETTING TARGET AWARD LEVELS

5.1
Establishment of Performance Goals. For each Performance Period, the Committee shall establish the Performance Goals in its sole discretion. The Committee may adjust the Performance Goals to take into account such unanticipated circumstances or significant events as the Committee determines, including but not limited to, a corporate transaction, such as an acquisition, divestiture, a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any other extraordinary or unusual event in the marketplace, any change in applicable accounting rules or principles, any change in applicable law, litigation, any change due to any merger, consolidation, acquisition, reorganization, distribution, or other changes in the Partnership's corporate structure or units, or any other change of a similar nature.

5.2
Setting Target Award Levels. For each Performance Period, the Administrator shall establish a Target Award Level for each Employee in its sole discretion, taking into account an Employee’s responsibility level or the position or positions held during

Exhibit 10.6

the Performance Period. The Administrator shall determine the Target Award Level for each Employee at such time or times as the Administrator determines.

5.3
Setting the Target Award Pool. The Target Award Pool shall equal the sum of the Target Award Levels for all Employees for a Performance Period, plus such additional amount as the Committee shall determine prior to, or contemporaneously with, the establishment of the Performance Goals.

ARTICLE VI     DETERMINATION OF ACTUAL AWARDS

6.1
Calculation of the Actual Award Pool. The amount of the Actual Award Pool shall be based upon the level of achievement of the Performance Goals for the Performance Period, as determined by the Committee, in its sole discretion, such that the amount of the Actual Award Pool equals the sum of the Target Award Levels for all Employees as adjusted (upward or downward) by the Committee based upon the level of achievement of the Performance Goals as determined by the Committee, plus the additional amount added to the Target Award Pool for the Performance Period by the Committee prior to, or contemporaneously with, the establishment of the Performance Goals pursuant to Section 5.3, if any.

6.2
Calculation of Actual Awards. All Actual Awards shall be one hundred percent (100%) discretionary. The Administrator shall determine the Actual Award payable to an Employee from the Actual Award Pool for a Performance Period based upon the level of attainment of the Performance Goal and taking into account the Employee’s Individual Performance and the performance of the Employee’s reporting segment, as determined by the Administrator. Individual Performance shall be assessed by the Administrator in its sole discretion or an immediate supervisor or department head of an Employee to whom the Administrator delegates such authority. The Administrator may determine, in its sole discretion, to pay (a) an Actual Award to an Employee that is greater than, equal to, or less than such Employee’s Target Award Level and (b) Actual Awards to Employees for a Performance Period that, in the aggregate, are equal to or less than the total amount of the Actual Award Pool.

6.3
Award Adjustments. No Employee shall be entitled to an Actual Award under the Plan and an Employee shall not become a Participant in the Plan until an Actual Award is made to the Employee. The Administrator shall have the sole discretion to determine or adjust the amount, if any, of any Actual Award payable under the Plan until such Actual Award is paid.

6.4
Discretionary Awards. Notwithstanding any provision of the Plan to the contrary, in addition to the Actual Award made to an Employee under the Plan, if any, the Administrator may pay to an Employee an additional amount, taking into account such factors as it deems appropriate and determines in its sole and absolute discretion.

Exhibit 10.6

ARTICLE VII     PAYMENT OF ACTUAL AWARDS

7.1
Timing and Form of Payment. A Participant’s Actual Award shall be paid in cash as soon as administratively practicable after the end of the Performance Period. To the extent a Participant obtains a “legally binding right” (within the meaning of Code Section 409A) to his Actual Award, such Actual Award shall be paid in cash as soon as practicable after, and no later than, March 15th following the end of the calendar year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A). With respect to any Participant paid in foreign currency, the amount of any Actual Award paid to a Participant shall be based on such exchange rate as the Administrator reasonably determines.

ARTICLE VIII     ADMINISTRATION

8.1
Administrator Authority. The Plan shall be administered by the Administrator, which, in addition to the other powers set forth herein, shall have the full power, subject to, and within the limits of the Plan, to:

(a)
make all determinations and interpretations and approve all rules as may be necessary or advisable for the administration of the Plan, including, but not limited to, those necessary to resolve any ambiguities with respect to any of the terms and provisions of the Plan;

(b)	exercise all powers and perform such acts in connection with the Plan as are deemed necessary or appropriate to promote the best interests of the Partnership, General Partner or Affiliate;

(c)	construe and interpret the Plan and any agreement or instrument entered into under the Plan; and

(d)	establish, amend or waive rules and regulations for the Plan’s administration.

8.2
Authorized Agents. The Administrator may authorize any officer of the General Partner to execute and deliver documents on behalf of the Administrator, including administrative guidelines for this Plan.

8.3
Binding Decisions. All determinations and decisions of the Administrator as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all parties.

ARTICLE IX     AMENDMENT AND TERMINATION

9.1	The Administrator may amend, suspend, or terminate the Plan or any portion thereof at any time and for any reason or no reason.

Exhibit 10.6

ARTICLE X     MISCELLANEOUS

10.1
Nontransferability. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge and bankruptcy.

10.2
Tax Withholding. The Partnership, the General Partner or Affiliates, as applicable, shall have the right to deduct from all payments under the Plan any foreign, federal, state or local income or other taxes required by law to be withheld with respect to such payments.

10.3
Employment Not Affected. Eligibility for participation or participation in the Plan shall not confer upon an Employee any right to be retained by, or in the employ or service of, the Partnership, the General Partner or an Affiliate, and shall not interfere in any way with the right of the Partnership, General Partner or an Affiliate, as applicable, to terminate the Employee’s employment or service at any time.

10.4
Non-uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Actual Awards, the form, amount, size and timing of such payments, the terms and provisions of such payments, and the agreement evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Actual Awards under the Plan, whether or not such persons are similarly situated.

10.5
No Fund. The Partnership shall have no obligation to reserve or otherwise fund in advance any amounts which are or may in the future become payable under this Plan. Any funds, which the Partnership acting in its sole discretion determines to reserve for future payments under this Plan, may be commingled with other funds of the Partnership and need not in any way be segregated from other assets or funds held by the Partnership.

10.6
Successors. All obligations of the Partnership under the Plan shall be binding upon and inure to the benefit of any successor of the Partnership, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Partnership.

10.7
Other Plans. Nothing contained in this Plan shall prevent the Administrator or the Board from adopting other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

10.8
Employees Subject to Taxation outside the United States. With respect to Employees who are subject to taxation in countries other than the United States, the Administrator may make Actual Awards on such terms and conditions as the Administrator deems necessary or appropriate to comply with the laws of the applicable countries, and the Administrator may create such procedures, addenda

Exhibit 10.6

and subplans and make such modifications as may be necessary or advisable to comply with such laws.